Exhibit 23.2
Consent of Independent Auditor

The Board of Directors
Covenant Transportation Group, Inc.

We hereby consent to the incorporation by reference in the registration statements (Nos. 333-134939, 033-88686, 333-2654, 333-67559, 333-37356, 333-50174, 333-88486, 333-105880, 333-174582, 333-189060, and 333-231390) on Form S-8 and in the registration statement (No. 333-228425) on Form S-3, of Covenant Transportation Group, Inc. of our report dated February 18, 2019, relating to the balance sheet of Transport Enterprise Leasing, LLC as of December 31, 2018, and the related statements of income and changes in members’ equity and cash flows for the year then ended, and the related notes to the financial statements, which appear in the December 31, 2019 annual report on Form 10-K of Covenant Transportation Group, Inc.

/s/ Coulter & Justus, P.C.

Knoxville, Tennessee
March 9, 2020

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